Exhibit 99.1

Simclar, Inc. Receives Notice of Potential Delisting
Thursday, August 21, 2008

Simclar, Inc. (NasdaqCM:SIMC - News), a multi-plant electronics contract manufacturer, announced today that on August 18, 2008, it received a letter from the Nasdaq Staff advising the Company that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the three months ended June 30, 2008 has resulted in a failure to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), and that the Company’s common stock is, therefore, subject to delisting from the Nasdaq Capital Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. It is the Company’s intention to file its Form 10-Q for the quarter ended June 30, 2008 promptly following completion of the previously announced effort to identify and address problems associated with the implementation of a new ERP software system at its Mexican subsidiary, and it expects that this will occur before any action is taken by the Nasdaq Listing Qualifications Panel.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc. at its website, http://www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Stephen P. Donnelly (305) 556-9210